UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
April 14, 2014

Independent Bank Group, Inc.
(Exact Name of Registrant as Specified in Charter)

Texas	001-35854	13-4219346
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Redbud Boulevard, Suite 400
McKinney, TX 75069-3257
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:
(972) 562-9004

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement and Item 3.02 Unregistered Sales of Equity Securities.
In connection with the completion of the acquisition (the “Merger”) by Independent Bank Group, Inc., a Texas corporation and parent company of Independent Bank (“Independent”), of BOH Holdings, Inc., a Texas corporation and parent company of Bank of Houston (“BOH Holdings”), pursuant to that certain previously announced Agreement and Plan of Reorganization, dated November 21, 2013 (the “Reorganization Agreement”), Independent entered into an Assignment and Assumption Agreement, dated April 15, 2014 (the “Assignment and Assumption Agreement”), with BOH Holdings whereby Independent assumed, among other things, the obligations of BOH Holdings’ outstanding Senior Non-Cumulative Perpetual Preferred Stock, Series C (the “BOH Holdings Series C Preferred Stock”) that was previously issued to the United States Department of the Treasury (the “Treasury Department”) pursuant to that certain Securities Purchase Agreement, dated as of July 14, 2011, by and between the Treasury Department and BOH Holdings.

In connection therewith, Independent issued an aggregate of 23,938.35 shares of its Senior Non-Cumulative Perpetual Preferred Stock, Series A (the “Independent Series A Preferred Stock”) to the Treasury Department in exchange for the 23,938.35 shares of BOH Holdings Series C Preferred Stock held by the Treasury Department. The Independent Series A Preferred Stock is senior to the Independent common stock with respect to dividend rights and rights upon liquidation, winding up and termination. Holders of the Independent Series A Preferred Stock are entitled to (a) receive at the end of each quarterly dividend period an amount equal to one quarter of the applicable dividend rate (which will initially be 1% following the Merger) multiplied by the liquidation amount per share and (b) a liquidation preference equal to $1,000 per share ($23.9 million in the aggregate) plus any accrued and unpaid dividends. The shares of Independent Series A Preferred Stock have no general voting rights other than as required by Texas law, but, unless the shares of Independent Series A Preferred Stock are being redeemed, such shares have certain consent rights regarding the authorization of senior securities as regards dividends and liquidation preferences, any amendment to the statement of designation that would adversely affect the rights of the Independent Series A Preferred Stock, certain share exchanges or reclassifications, the sale of all or substantially all the assets of Independent and the consummation of certain change of control transactions. The holders of the Independent Series A Preferred Stock have certain registration rights pursuant to which they can require Independent to register with the Securities and Exchange Commission such shares for sale in a public offering. Holders of Independent Series A Preferred Stock have no preemptive rights or rights to exchange or convert their shares of Independent Series A Preferred Stock into any other securities of Independent.

Independent has the option to redeem, in whole or in part, shares of Independent Series A Preferred Stock, subject to any regulatory approval, for $1,000 per share (currently $23.9 million in the aggregate) plus accrued and unpaid dividends for the then quarterly dividend period up to the day before the redemption date. Independent may not repurchase or redeem any of its shares of its capital stock, including any equity securities or trust preferred securities issued by Independent or any of its affiliates, unless after giving effect to such repurchase or redemption, Independent’s Tier 1 capital would be at least equal to the Tier 1 dividend threshold and all dividends have been paid on the Independent Series A Preferred Stock for the most recently completed quarterly dividend period (or sufficient funds have been reserved for that purpose). If Independent does not declare and pay the required dividends on the Independent Series A Preferred Stock, then for the period of time beginning on the last day of such quarterly dividend period until the last day of the third quarterly dividend period immediately following, Independent will be prohibited from redeeming, purchasing, repurchasing or otherwise acquiring any shares of the Independent capital stock at any time, subject to certain enumerated exceptions.

A majority of the outstanding shares of Independent Series A Preferred Stock have the right to designate a representative to be invited to attend all meetings of the Independent board of directors, in a nonvoting capacity, in the event that Independent has failed to timely pay dividends due upon the Independent Series A Preferred Stock for an aggregate of five quarterly dividend periods, whether or not consecutive. This right to select an observer terminates upon timely dividend payments for four consecutive quarterly dividend periods, but would be revived in the event there are additional failures to make timely dividend payments for five quarters, in the aggregate, following the termination of observer rights.

Whenever dividends on the Independent Series A Preferred Stock have not been declared and timely paid in full for an aggregate of six quarterly dividend periods, whether or not consecutive, and the aggregate liquidation preference of the then-outstanding shares of Independent Series A Preferred Stock is greater than or equal to $25 million, the authorized number of Independent directors would be increased by two, and the holders of the Independent Series A Preferred Stock, voting together as a single class, would have the right to elect two directors to fill those newly created directorships at either its next annual meeting (if one is to be held within thirty days) or at a special meeting of shareholders, and this right would continue until complete and timely dividend payments have been made for four consecutive quarterly dividend periods. This right to appoint directors revives in the event of any such future failure of Independent to pay complete and timely dividends.

The foregoing exchange of the Independent Series A Preferred Stock was made in reliance upon an exemption from the registration provisions of the Securities Act of 1933, as amended, set forth in Section 4(2) thereof, relative to sales by an issuer not involving a public offering, and the rules and regulations promulgated thereunder.
The Assignment and Assumption Agreement and the related Securities Purchase Agreement are attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.01 Completion of Acquisition or Disposition of Assets.
On April 15, 2014, Independent completed the previously announced Merger, pursuant to the terms of the Reorganization Agreement. Immediately following the Merger, Bank of Houston was merged with and into Independent Bank.
In connection with the Merger, Independent issued approximately 3,616,060 shares of Independent common stock and paid approximately $34 million in cash to the shareholders of BOH Holdings in consideration for all outstanding shares of BOH Holdings common capital stock.
The press release issued by Independent announcing completion of the Merger is attached as Exhibit 99.1 to this Current Report on Form 8‑K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
James D. Stein was named Vice Chairman and Houston Region Chief Executive Officer of Independent upon consummation of the Merger on April 15, 2014. Mr. Stein, age 55, is the founding President and Chief Executive Officer of Bank of Houston, which opened in March 2005, and BOH Holdings. Mr. Stein’s banking career spans close to thirty years, including serving as President of Columbus State Bank in Columbus, Texas, and Central Texas Bankshare Holdings, Inc. Mr. Stein has served on the board of directors of South Central Texas Bankers Association (past president), Texas Bankers Association, Momentum Capital Corporation and Columbus Properties of New Orleans, Louisiana. Mr. Stein is active in various local professional, civic, educational and church organizations. Mr. Stein attended The University of Texas at Austin.
On November 21, 2013, Independent entered into an employment agreement with Mr. Stein. The effectiveness of such employment agreement was conditioned upon the consummation of the Merger, which occurred April 15, 2014. Under the employment agreement, Mr. Stein serves as Independent’s Vice Chairman and Houston Region Chief Executive Officer. The employment agreement has a three-year initial term that is automatically extended for additional one year terms unless either Mr. Stein or Independent provides the other with a written non-renewal notice within the period that is between 90 days and 180 days prior to the expiration of the then current term. Mr. Stein is to be paid an annual base salary of $400,000 and is eligible to receive an annual incentive bonus upon the attainment of certain annual pre-established performance goals with a target amount of such incentive bonus to be approximately 65% of Mr. Stein’s base salary. The amount of incentive bonus, if any, would be paid out to Mr. Stein 65% in cash and 35% in restricted shares of Independent common stock pursuant to Independent’s 2013 Equity Incentive Plan. Mr. Stein’s employment agreement includes certain agreements regarding confidentiality, noncompetition and nonsolicitation of employees and customers.
At the effective time of the Merger, Independent issued to Mr. Stein 60,000 restricted shares of Independent’s common stock pursuant to Independent’s 2013 Equity Incentive Plan, which is subject to vesting. Additionally within 90 days after the effective time of the Merger, Independent is required to pay to Mr. Stein a one-time cash bonus in the amount of $2 million as a completion bonus. The completion bonus is subject to repayment by Mr. Stein if he should voluntarily resign from his position or if Independent terminates Mr. Stein for cause at any time prior to the second anniversary of the effective time of the Merger. In the event that all or any portion of the restricted stock award or the completion bonus would constitute “parachute payments” as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended, with respect to the change in ownership or effective control of BOH Holdings as mutually determined by Mr. Stein and Independent and the aggregate present value of such parachute payments and all other parachute payments received by Mr. Stein in connection with the Merger is equal to or more than three times Mr. Stein’s “base amount” under Section 280G(b)(3) as mutually determined by Mr. Stein and Independent, then the completion bonus and the restricted stock award would be reduced to an amount that, when combined with all other parachute payments received by Mr. Stein in connection with the Merger (including any such parachute payments from BOH Holdings) is equal to 2.99 times Mr. Stein’s “base amount.” In this case, the reduction would first apply to the completion bonus until the portion of the completion bonus that constitutes a parachute payment is reduced to zero, after which any such reduction would apply to the restricted stock award.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On April 15, 2014, Independent amended its Certificate of Formation by filing a Statement of Designations (the “Statement of Designations”) with the Secretary of State of the State of Texas designating the Independent Series A Preferred Stock as a series of its authorized preferred stock, such series having 23,938.35 authorized shares.
The Statement of Designations for the Independent Series A Preferred Stock is attached as Exhibit 3.1 to this Current Report on Form 8-K. Such shares of Independent Series A Preferred Stock were issued to the Treasury Department as described under Item 3.02 above.
Item 5.07 Submission of Matters to a Vote of Security Holders.
Four proposals were submitted to a vote of security holders at the special meeting of the shareholders of Independent held on April 14, 2014:
•Proposal One: To approve the Reorganization Agreement and the Merger.
•Proposal Two: To approve the issuance of shares of Independent common stock to BOH Holdings shareholders in connection with the Merger.
•Proposal Three: To elect each of James D. Stein, Donald L. Poarch and J. Webb Jennings, III to fill the new director seats on Independent’s Board of Directors, with the election of such directors being subject to the completion of the Merger.
•Proposal Four: To approve the adjournment of the Independent special meeting to a later date or dates, if the Board of Directors determines it is necessary to permit solicitation of additional proxies if there are not sufficient votes at the time of the Independent special meeting to approve the first three proposals listed above.
Proposal One: To Approve the Agreement and the Merger
This proposal, pursuant to which BOH Holdings would merge with and into Independent, all on and subject to the terms and conditions contained in the Reorganization Agreement, and the Merger described therein, was approved with shareholders casting votes as follows:

	For	Against	Abstain	Broker Non-Votes
Proposal One	10,086,722	3,946	1,707	172,638

Proposal Two: To Approve the Issuance of Independent Common Stock
This proposal, pursuant to which Independent would issue shares of Independent common stock to BOH Holdings shareholders in connection with the Merger, was approved with shareholders casting votes as follows:

	For	Against	Abstain	Broker Non-Votes
Proposal Two	10,041,886	24,882	25,607	172,638

Proposal Three: To Elect the Nominees to the Board of Directors
This proposal, pursuant to which each of James D. Stein, Donald L. Poarch and J. Webb Jennings, III would be elected to fill the new director seats on the Board of Directors, with the election of such directors being subject to the completion of the Merger, was approved with shareholders casting votes as follows:

	For	Withhold	Broker Non-Votes
Proposal Three:
James D. Stein	9,951,734	140,641	172,638
Donald L. Poarch	10,024,405	67,970	172,638
J. Webb Jennings, III	10,028,505	63,870	172,638
All three of the foregoing nominees were elected to the Independent Board of Directors upon consummation of the Merger on April 15, 2014.

Proposal Four: To Adjourn the Special Meeting of Shareholders, if Necessary
Because Proposal One, Proposal Two and Proposal Three were approved and the total votes cast on each of Proposal One, Proposal Two and Proposal Three represented over the requisite percentage of outstanding securities entitled to vote, no adjournment to solicit additional proxies was necessary and, therefore, no action was required with respect to Proposal Four.
Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits
The following are filed as exhibits to this Current Report on Form 8-K:

2.1
Agreement and Plan of Reorganization, dated as of November 21, 2013, by and between Independent Bank Group, Inc. and BOH Holdings, Inc. (incorporated herein by reference to Appendix A to Independent’s Registration Statement on Form S-4 (Registration No. 333-193373) (the “Registration Statement”)).

3.1
Statement of Designations of Senior Non-Cumulative Perpetual Preferred Stock, Series A of Independent Bank Group, Inc., as filed with the Office of the Secretary of State of the State of Texas on April 15, 2014.

10.1
Assignment and Assumption Agreement, dated April 15, 2014, by and between BOH Holdings, Inc. and Independent Bank Group, Inc., and the related Securities Purchase Agreement, dated July 14, 2011, by and between the United States Department of the Treasury and BOH Holdings, Inc.

10.2	Employment Agreement, dated November 21, 2013, by and between Independent Bank Group, Inc. and James D. Stein (incorporated herein by reference to Exhibit 10.28 to the Registration Statement).
99.1	Press Release issued by Independent Bank Group, Inc. dated April 17, 2014, relating to completion of the Merger.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDEPENDENT BANK GROUP, INC. (Registrant)

Dated April 17, 2014	By: /s/ David R. Brooks David R. Brooks Chairman of the Board and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
2.1
Agreement and Plan of Reorganization, dated as of November 21, 2013, by and between Independent Bank Group, Inc. and BOH Holdings, Inc. (incorporated herein by reference to Appendix A to Independent’s Registration Statement on Form S-4 (Registration No. 333-193373)).

3.1
Statement of Designations of Senior Non-Cumulative Perpetual Preferred Stock, Series A of Independent Bank Group, Inc., as filed with the Office of the Secretary of State of the State of Texas on April 15, 2014.

10.1
Assignment and Assumption Agreement, dated April 15, 2014, by and between BOH Holdings, Inc. and Independent Bank Group, Inc., and the related Securities Purchase Agreement, dated July 14, 2011, by and between the United States Department of the Treasury and BOH Holdings, Inc.

10.2	Employment Agreement, dated November 21, 2013, by and between Independent Bank Group, Inc. and James D. Stein (incorporated herein by reference to Exhibit 10.28 to the Registration Statement).
99.1	Press Release issued by Independent Bank Group, Inc. dated April 17, 2014, relating to completion of the Merger.